Exhibit 10.4
Mariya K. Trickett
Senior Vice President and Chief Human Resources Officer

Personal & Confidential

December 12, 2020

Ms. Katherine Ramundo
1 Sussex Avenue
Bronxville, New York 10708

Dear Kate,
I am pleased to extend this offer of employment to you for the role of Senior Vice President, General Counsel and Chief Compliance Officer reporting directly to Kevin Clark, President and Chief Executive Officer. As we have discussed, the role will be based in our New York office and your time will be split between New York and Boston, and other travel as necessary.
This employment offer confirms your compensation details as well as a brief summary of Aptiv sponsored plans and programs.
Base Salary: We are pleased to offer you an initial base salary at an annual rate of $650,000. Your base salary will be reviewed from time to time in accordance with Aptiv’s normal practice.
Target Annual Incentive: You are eligible for our annual incentive plan. Your target annual incentive compensation will be 85% of your base salary ($552,500 at target payout). The target has the potential to payout in a range of 0 – 200% depending on the company’s performance relative to established metrics and targets. The actual amount you receive is adjusted depending on the company and on your individual performance, as appropriate.
Target Long-Term Incentive: Your annual long-term incentive target will be $1,600,000. This is an equity award granted annually in February and denominated in shares. The award will be allocated on the same basis as all officers of the company, which is currently 75% performance-based restricted stock units (“PRSUs”) and 25% time-based restricted stock units (“RSUs”). As discussed, the mix may change effective with the February 2021 annual awards and your actual grant will reflect the equity mix then in effect. The PRSU award is tied to Aptiv’s performance against metrics (currently these are Average Return on Net Assets, Cumulative Net Income and Relative Total Shareholder Return). The performance shares vest at the end of the third calendar year and will be distributed on or about February 28th following confirmation of the company’s performance against the metrics. The RSU portion of the award will vest ratably on each February 28th for the first three years following the grant. As a condition of receiving your initial long-term incentive grant upon employment, you will be required to sign a confidentiality and non-interference agreement, referenced in the form attached. The agreement will be provided to you for signature at the time of the grant.
Sign-on Payments: Aptiv will provide a one-time hiring grant of time-based RSUs in the amount of $4,200,000. This award will vest ratably on each February 28th for the first three years following the grant. In addition, in the event that you forfeit your CY2020 incentive with your current employer as a result of termination prior to payment, Aptiv will provide you with a one-time sign-on cash payment of $600,000. This sign-on payment will be made to you within 45 days of commencing active employment and will be subject to a repayment provision (100% in the first year; 50% in the second year) in the event that you voluntarily terminate employment or are terminated with cause prior to the 2nd anniversary of your employment date.
All compensation will be subject to applicable tax withholding at the time of payment.
Aptiv plc, 100 Northern Avenue, Boston, MA 02210

Ms. Katherine Ramundo
December 12, 2020

Benefits: In addition to the compensation elements described above, you are also eligible for our U.S. benefits package. Currently, our comprehensive benefit package includes health care, 401(k) and nonqualified retirement plans, and life and disability insurance plans. Also, specific to time off, you will be eligible for 20 vacation days, and 5 designated time off (DTO) days. For additional details, please review the document “A Brief Look Benefits Executives_2020” included with this offer.
Other: As an executive officer, you will be subject to Aptiv’s Stock Ownership Guidelines requiring you to hold Aptiv stock in the amount of three times your current base salary. In addition, as an officer, you are covered under Aptiv’s Change in Control and Executive Severance Plans.

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In accordance with Aptiv policy and contingent on your acceptance of this offer, a background verification process will be conducted. Your employment is contingent upon the results of the background verification.
Employment is also contingent upon your current and continued eligibility to work in the United States. To comply with government regulations, unexpired identification documents must be presented on your first day of work to verify that you are authorized to work in the United States.
If you have any questions, please contact me at mariya.trickett@aptiv.com or at (617) 455-7811.
To accept this offer, please sign and complete the info in the appropriate box below and send to me at the email address listed above.
Kate, on behalf of the entire team, we look forward to welcoming you to Aptiv!

Sincerely,

Mariya K. Trickett

By signing below I am indicating my acceptance of this employment offer and acknowledgment of its contents. I understand that Aptiv may amend, modify or terminate any of its incentive, severance, retirement, insurance, or other benefit plans, policies or programs at any time. I further acknowledge and understand that my employment with Aptiv will be considered “at will,” and subject to termination at any time by Aptiv or me for any reason.

ACCEPTANCE:

Signature: Katherine Ramundo

Start Date (if known):

Personal Email Address